Contact:
Daniel C. Potter, Treasurer
Investorrelations@Standex.com
(603) 893-9701

           Standex Reports Third-Quarter Fiscal 2003 Results

              Quarterly Sales Hold Steady at $138 Million
   Weak Retail Market Leads Decline in Operating Income, Net Profit

SALEM, N.H - April 24, 2003 . Standex International Corporation (NYSE:SXI) today reported net income of $1.5 million, or $0.13 per diluted share, on revenues of $137.7 million for the fiscal third quarter ended March 31, 2003. This compares with net income for the third quarter ended March 31, 2002, of $3.6 million, or $0.29 per diluted share, on revenues of $136.9 million. The third-quarter includes pretax restructuring charges of $2.2 million or $0.09 per diluted share relating to the Company's previously announced restructuring program. These restructuring charges include a pretax non-cash component of $682,000. Excluding the restructuring charges, net income in the third quarter was $0.22 per share as compared to the prior year of $0.29 per share. The third-quarter results also include a $0.05 per share tax benefit related to R&D tax credits for the 2003 fiscal year.

For the first nine months of fiscal 2003, Standex reported net income of $9.7 million, or $0.80 per diluted share, versus net income of $15.5 million, or $1.26 per diluted share, for the nine months ended March 31, 2002. Year to date net income for fiscal 2003 includes a pretax charge of $4.5 million or $0.18 per share for non-reoccurring items (including restructuring expenses, a gain on the sale of a building and expenses associated with the retirement of two senior corporate executives). Excluding the non-reoccurring items, net income for the first 9 months was $0.98 per share versus $1.26 per share last year.

Revenues for the first nine months of fiscal year 2003 were $434.1 million, compared with $430.5 million for the first nine months of fiscal 2002. Standex's nine-month fiscal 2003 revenues include an extra month or approximately $4.4 million of European sales resulting from the decision to conform the accounting year of its European operations to the Standex fiscal year ending June 30.

The nine-month fiscal 2002 results above do not reflect the Company's adoption of Statement of Accounting Standards No. 142 (SFAS No. 142) which relates to goodwill and other intangibles. The Company recorded a goodwill impairment charge of $3.8 million ($0.31 per share) as of July 1, 2001 upon adoption of this standard.


Comments on the Third Quarter
"Many of the trends we reported in the second quarter continued during the third quarter," stated Roger Fix, President and CEO of Standex. "Performance of our Consumer Group was significantly impacted by overall weakness in the retail sector caused by the decline in consumer confidence and the effect of the war in Iraq. In addition, Easter occurs during the company's fourth quarter this year while it occurred in the 3rd quarter last year which impacts particularly our Berean Christian book store business."

Revenues for the Consumer Group were down 12 percent quarter over quarter, from $27.5 million to $24.4 million, and the group's operating income decreased from $1.7 million for the third quarter last year to $119,000 for the third quarter ended March 31, 2003. For the first nine months of fiscal 2003, Consumer Group revenues were $76.5 million, compared with revenues of $84.7 million for the group for the year-earlier period. Consumer Group operating income for the nine months just ended declined from $5.6 million to $632,000.

The Company's strongest performance continued to be delivered by its Industrial Group, where quarter over quarter revenues were up from $76.9 million to $80.0 million. Operating income held steady at $6.5 million, the same as the year-earlier quarter. Industrial Group revenues for the first nine months of fiscal 2003 were $253.6 million, compared with year-earlier revenues of $244.4 million; operating income for the nine months was $27.4 million, up from $26.9 million in 2002. Good year over year performance improvements were recorded in the Standex Electronics, Standex Engraving and Spincraft units during the third quarter. The performance improvements in these businesses were offset by declining performance in our Standex Air Distribution Products business. Air Distribution Products has been a strong performer for the last several years, however, the group's third-quarter results were affected by higher steel prices resulting from the tariffs on imported steel imposed during 2002.

Revenues in Standex's Food Service Group were $33.4 million in the third quarter of fiscal 2003, compared with $32.5 million a year earlier. Quarterly operating income declined slightly to $1.7 million, from $1.9 million in the prior year. The Master-Bilt and Federal operating units recorded higher sales and earnings versus the prior year. The improvement in performance of these divisions was offset by performance in USECO.

During the third quarter, Standex continued to aggressively manage its balance sheet assets, ending the quarter in stronger financial condition. The Company reduced its net working capital to $137.6 million, down 13.4 percent from March 31, 2002, and improved its debt to capital ratio from 45.5 percent to 38.3 percent at March 31, 2003. In February, Standex closed a three-year unsecured revolving senior credit facility with eight regional and money center banks for $130 million. "In a difficult lending environment, where few banks are providing unsecured credit facilities, this transaction served as important affirmation of our financial and operating strengths," said Fix.

In line with the Company's tax planning strategies, Standex completed a multi-year R&D tax credit project during the third quarter. The net benefits arising from this project, net of associated project costs, may be as high as $2.0 million. Certain of these tax benefits will be recognized when the Company obtains greater certainty as to the realization of the pending claims. Due to this project, and other tax planning strategies, we expect the effective tax rate to continue to improve. 1


Strategic Realignment and Restructuring Program
"During the most recent quarter, we continued to implement our strategic realignment and restructuring program which is designed to improve operating margins and cash flows of the overall Corporation," added Fix. "During the third quarter we closed the National Metal Industries operation. Over the past several years the financial performance of National Metals, which represents less than 1% of Company sales, had been significantly impacted by foreign competition and was dilutive to the overall performance of Standex which led to the decision to close this operation. We have completed the integration of the Cin-Tran acquisition into our Standex Electronics Mexican operation. In addition, we transferred the production of several ATC Frost product lines to our Mexican operation as well during the quarter.

Restructuring  activities resulted in a pretax charge  for  the  third quarter of $2.2 million. Year to date Standex has incurred total pretax restructuring charges of $3.2M including a pretax non-cash component of $682,000.The year to date restructuring activities are expected to result in annual pretax savings of approximately $3.5 million. The company expects to implement the balance of the strategic realignment and restructuring program, first announced in October 2002, during the next 12 months. This program includes the consolidation of smaller businesses into larger operating units, disposing of under-performing or underutilized operations and other cost-reduction activities. Standex expects to generate cash by selling the underutilized facilities to fund a significant portion of the restructuring." 1

Comments on Outlook
"In today's challenging business environment, Standex has been taking aggressive steps to improve the position of the Company in several of its markets so that we can leverage opportunities when the economy improves. Clearly we have been taking market share from some of our Food Service and Industrial competitors in several divisions where we have seen improvements in booking and sales activity despite markets which are flat to down year over year. In our Consumer Group, where the outlook for retail spending continues to be weak in the near term, we have been particularly focused on taking costs out of the business by reducing headcount and expenses." 1

"Going forward, we will continue to focus on growth through market share gains, cost reductions, aggressive balance sheet management and timely execution of the realignment and restructuring program," concluded Fix.

Conference Call Information
Standex invites you to attend a conference call with President and Chief Executive Officer Roger Fix and Chief Financial Officer Christian Storch at: 10:00 a.m. ET, today. To join a live Webcast of the conference call, please access the "Investor Relations" section of the Company's Web site, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 1:30 p.m. ET on April 24th through midnight ET on April 30th. To listen to the audio playback from the United States, please call (800) 475-6701; from outside the United States, (320) 365-3844; access code is 679537. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's Web site, located at www.standex.com.

About Standex International Corporation
Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer with operations in the United States, Europe, Canada, Australia, Singapore and Mexico.

                       CONSOLIDATED FINANCIAL INFORMATION
                      (In thousands, except per share data)

                                                   THREE MONTHS            NINE MONTHS
                                                  ENDED MARCH 31         ENDED MARCH 31
                                                   2003      2002        2003     2002

CONSOLIDATED SUMMARY OF INCOME
NET SALES                                      $137,683  $136,865     $434,072  $430,502
                                               --------  --------     --------  --------

INCOME BEFORE TAXES                              $1,375    $5,495      $14,525   $25,121
(CREDIT)/PROVISION FOR TAXES                      (166)     1,906        4,831     9,656
Net Income before cumulative effect of          -------  --------      -------   -------
  change in accounting principle                 $1,541    $3,589       $9,694   $15,465

  Cumulative effect of change in accounting
     principle                                        -         -            -   (3,779)
                                                -------   -------      -------   -------
Net Income                                       $1,541    $3,589      $9,694    $11,686
                                                -------   -------      -------   -------


EARNINGS PER SHARE (before cumulative
 effect of  change in accounting principle)
 Basic                                            $.13      $.29         $.80     $1.27
 Diluted                                          $.13      $.29         $.80     $1.26

EARNINGS PER SHARE (after cumulative
   effect of  change in accounting principle)
 Basic                                            $.13      $.29         $.80      $.96
 Diluted                                          $.13      $.29        $.80       $.95

AVERAGE SHARES OUTSTANDING
 Basic                                          11,998    12,107       12,055    12,130
 Diluted                                        12,075    12,316       12,188    12,309

SEGMENT DATA
                                                                   NET SALES

Food Service                                    $33,362   $32,462     $103,921  $101,416
Industrial                                       79,964    76,869      253,614   244,352
Consumer                                         24,357    27,534       76,537    84,734
                                               --------  --------     --------  --------
     TOTAL                                     $137,683  $136,865     $434,072  $430,502

                                                               OPERATING INCOME

Food Service                                     $1,727    $1,915       $6,469    $7,154
Industrial                                        6,506     6,466       27,400    26,909
Consumer                                            119     1,688          632     5,558
Restructuring                                   (2,171)         -      (3,200)         -
Other expense, net                                    -         -      (1,306)         -
Corporate                                       (3,031)   (2,493)     (10,215)   (8,033)
                                                -------   -------      -------   -------
TOTAL                                            $3,150    $7,576      $19,780   $31,588
                                                -------   -------      -------   -------


CONSOLIDATED BALANCE SHEET DATA
   Cash Flow from Operations                                           $30,219   $33,602
   Net Working Capital                                                $137,599  $158,808
   Total Debt                                                         $116,365  $148,938
                                       ###

_______________________________
1 These statements are forward looking and involve certain risks and uncertainties and assumptions. Factors affecting outcomes and results include changes in economic growth in the domestic and international markets, failure to achieve the Company's acquisition, disposition and restructuring goals in the anticipated timeframes, competitor activities including pricing pressures or marketing of new products and significant changes in domestic and international fiscal policies or tax legislation.